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Safe Harbour Statement

NYSE Euronext will file a Solicitation/Recommendation Statement on Schedule 14D-9 in the event that Nasdaq OMX Group, Inc. and/or IntercontinentalExchange Inc. commences a tender offer for the outstanding shares of NYSE Euronext common stock. NYSE Euronext stockholders are strongly encouraged to read the Solicitation/Recommendation Statement if and when it becomes available, as it will contain important information. Stockholders will be able to obtain this Solicitation/Recommendation Statement, any amendments or supplements to the proxy statement and other documents filed by NYSE Euronext with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the Solicitation/Recommendation Statement and any amendments and supplements to the Solicitation/Recommendation Statement will also be available for free at NYSE Euronext’s website at www.nyse.com.

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Boerse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. NYSE Euronext will mail the definitive proxy statement/prospectus (when finalized) to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Boerse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Boerse AG. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus (when it becomes available), the offering prospectus and the offer document regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus (when it becomes available), the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The definitive proxy statement/prospectus (when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com. The offer document is available at Holding’s Web site at www.global-exchange-operator.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer is not being made directly or indirectly in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Holding. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Participants in the Solicitation

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Transcript of a webcast presentation to NYSE-listed companies with NYSE Euronext Chief Executive Officer, Duncan Niederauer and NYSE Euronext Senior Vice-President, Scott Cutler (May 5, 2011).

Scott Cutler - NYSE Euronext - Senior Vice-President

Hi, I’m Scott Cutler, head of the Listings business here at the NYSE, and we want to thank everybody for tuning in today. The purpose of this webcast is really three-fold. The first piece is for us to have the opportunity to talk a little bit about the strategic direction that we have with our proposed combination with Deutsche Boerse.

The second, is to talk a little bit about what we see in terms of trends in the Listings business and the benefits to issuers related to our services. And, the third, is really to give the opportunity for a lot of our listed companies that are participating here today to ask any questions that they might have about either of these topics.

So, with that, I’ll turn over the first piece to Duncan Niederauer our CEO of NYSE Euronext, Duncan?

Duncan Niederauer - NYSE Euronext - CEO

Thanks, Scott. Those of you who are watching on the web here, thanks for dialing in. We’re going to be fairly expeditious here. A lot of you have had questions for us about how it’s going. And, I also want to thank many of you and the other members of the community for the support you’ve given us.

The outreach has been pretty spectacular. It makes us feel really good about the partners we have. And, I think, as you’ll hear in the next 15 or 20 minutes, this is really an opportunity to expand our community even further and service the issuer community even better than we do today.

So, what I thought I would do is just talk about why we think it accelerates our merger with DB. Accelerates our current strategy, and then, I’ll turn it over to Scott, as he said, to give a quick update on where we see the Listings business going from here, and some good news to report year-to-date in 2011.

So, this is a slide we used at our annual shareholder meeting last week to talk about how we were doing with our current strategy. We just ended up having a terrific first quarter, about 25% year-on-year and about 50% quarter-on-quarter. And, in each of our business lines we had significant accomplishments.

In our Derivatives business, we launched an enterprise called NYPC. Which is a capitally efficient clearing mechanism, wherein clients who use our NYSE Liffe US products can clear those products in the NYPC Clearing House against the cash bonds. And we think it really represents a true form of competition for the CME interest rate complex here in the United States.

So, very good early success there. We’ve only been at it for about a month and we already have about 3% market share.

Shifting to the business that’s closer to all of you, the listings and the cash trading business, I’m happy to report that NYSE was number one globally in IPO issuance in the first quarter of 2011. That comes on the heals of finishing third just behind Hong Kong and Shanghai last year. And, when you think about the issuance that is coming out of the emerging part of the world, to have finished third last year and to be first this year, year-to-date, is something we’re really proud of.

Our market share in the US in terms of proceeds raised is north of 90% in the first quarter. And, we’ve continued to transfer momentum. Last year, when we had 14 transfers and we’ve had two more transfer already and two more have announced their intent to transfer. So, the momentum on the transfer side continues to be pretty strong.

While we’ve been building up our listings franchise I can also tell you that the pipeline is terrific. Companies that have filed with NYSE and have not yet listed would include Toys R Us, Pandora, and LinkedIn, just to name a few. So, we’re starting to make meaningful inroads into the higher tech sector as well which, for a long time, was one of our few weaknesses here.

Lastly, on the information technology side, our Commercial Technology business had another record quarter in terms of revenues, and, some profile pieces of business from some leaders in the industry. And, we also completed some more migrations to our data centers in Mahwah and

[Basildon]. So, the overhaul, the technology, is largely complete. The data centers are up and running. We have just under 50 clients in Basildon and nearly 100 clients in Mahwah.

A little bit on where we’re trying to go from here. This depicts our current portfolio. And, the way we think about it is the markets are at the center of what we do. And, being in those markets gives us the entrance to do a lot of these other businesses, be in a lot of these other businesses, and provide a lot of other services.

Now, the businesses that most of you would care about on this chart would be that that markets business obviously attached to that is our Listings and Issuer Services business. And, what you’ve seen us do in the last few years is take this amazing community of companies – all of which that you are all a part of — and extend that out further on the curve to provide more and more services.

You will see us do the same thing in market data. You’ll see us doing the same thing with the connectivity networks we’re building for the buy and sell-side customers. And, what we try to depict on this chart is, we would be the first to admit we have some holes in our current portfolio. But, as the community strategy really takes hold, we’ve been constantly looking for opportunities to have it make even more sense and come together more clearly.

And, then this chart, we really believe that the merger with DB does that. So, you’ll see this gives us a strong presence virtually everywhere on the wheel. So, whether it’s in the Listings business, which we now take another large economy in terms of Germany, they have a lot of listings from other countries in that part of the world. So, we’ll now have 60 to 70 countries represented in our issuer community. And, we think that makes the partnership propositions we’ve shared with many of you even stronger.

It’ll grow our Data and Analytics business. It gets us in the post-trade business, on both the clearing as well as the settlement and custody business in a way that, frankly, we’re either on our way or nowhere today with our current model. And, then, it makes the case for being an infrastructure provider even stronger. We’ll be connected to more exchanges. We’ll be operating more markets. We’ve got just a broader and deeper business around the world.

And that’s what I like most about it and what many of you have told me. In this pie chart on the left hand side of this screen, you’ll see 30% of our business in emerged enterprise will come from the US, 70% outside of the US.

I’ve spoken to CEO’s from places like Coca-Cola, GE, I heard Bob McDonald from P&G speak recently — 30/70 is about where all those companies landed. Many of you have said, that’s the right direction to go. That’s the future. It’s about going global. That’s a trend that is inescapable, so, get there while you can.

What we also hopes this does, is it engraves an invitation for us to invite other exchanges to be part of this great capital markets company. So, you can see on the top right; in addition to that we think it’s a much more bulletproof portfolio. The largest business accounts were less than 40% of the revenues. And, no business accounts were really less than 15%. And, the smallest business here, the market data and technology business, is probably growing faster than any of these four businesses on the screen.

So, we think it’s a much more diversified portfolio. Not only in terms of geography, but, in terms of asset classes and businesses as well.

And, just a few things before I turn it over Scott. This will put us in position to have a world-leading Derivatives business. So, we will be the leader in risk management and capital efficient clearing solutions. On the cash and listings side, we’ll be the leader in the US in terms of volume. The leader in Europe in terms of volume.

But, more importantly, we will have the broadest and deepest community of issuers that we think is a key to our strategy. Because, the community is at the core of that strategy, and what many of you have found a way to do with us is it’s a lot more than an exchange that you’re listed on. We can be a service provider. We can be an introducer. We can be a convener.

And, in fact, a lot of the companies that are choosing us now are finding the value proposition is — as they’re looking to grow their businesses more internationally it’s becoming clearer to us how important for us to be a more global enterprise ourselves. It makes it much easier to face-off with them.

Just a little bit before I turn it over to Scott on where we are in the process. We announced the merger in mid-February. Our shareholder vote is on July 7th. So, we’ve doing a lot of work on the regulatory side, and a lot of work on the integration side.

You can see on the left-hand side of this slide we’ve already done a lot of work with the DOJ, our college of regulators in Europe. We’ve done the CFIUS filings. We’ve met with that group. We’ve met with the SEC. Our filing with the SEC was declared effective this week. Our German partners filing with their regulator was declared effective this week as well. So, with the record date just around the corner and the vote on July 7th, we are extremely well positioned.

We’ve got a lot more conversations to have with the regulators around the world. Particularly in places like Brussels, and, we’re working on that. We should have our final filings in with them in June, and we remain on-track for a 2011 closing of the deal.

Then, on the integration side, I’m pleased to report, as friendly as the merger has been, it’s made it very easy for the two teams to work together. Given that we’re six months or so from closing, it’s been fun to watch the two teams working together. The spirit’s great. It’s all about how do we deliver more services and more products more efficiently to our clients like you. And so far, we’re way ahead of schedule on the integration planning.

With that, Scott, I’ll turn it over to you.

Scott Cutler - NYSE Euronext - Senior Vice-President

Great. For us, on the listings side, I think what we’ve really been trying to do — and many of you have been involved in helping us to evolve the strategy, but really, what we really wanted to talk about today is give you a little bit of an update of what we see is the core of the Listings franchise and the types of services that we expect to continue to deliver.

It’s really been a core commitment of ours, at the NYSE, and certainly as Duncan and I have been in our positions over the last few years, customer focused, listening to the customers and then responding to those needs is really the principal focus of the business that we’re running as it relates to the issuers.

We’re very committee to continuing to expand those. And, quite frankly, the benefits of competition , at least in the US, has been a great benefit to a lot of our listed companies. As it relates to — many of our listeners here are also coming from the Amex platform. A lot of the news has come out about what is the strategic relevance to Amex?

Amex continues to be a platform that we expect to continue to support. It’s a platform that today is traded on the floor. The services that we provide out to all of our companies are also used and utilized by our Amex platform. And we expect that to be a platform that will continue to be part of the NYSE for the future.

What’s really been able to differentiate our platform over the last number of years, and, we’ve communicated and held webcasts on that, has really been the value of the designated market maker that we have on the floor. And we’re coming up on the one-year anniversary tomorrow of the May 6th flash crash. But, the value of having a marketplace today that has accountability is extremely important to us. It is fundamental to the value proposition that we see going forward.

And so, I’ll talk a little bit about some of the things that we’re going to be doing on the services side. The good news — and Duncan talked about on the capital market side, is that we’ve seen a very robust return of the capital markets. We’ve had a very strong pipeline. It’s been a pipeline of companies from here in the US, but increasingly companies from international venues also coming to the market. And we’re proud of our performance certainly in the first quarter in the last number of years, in terms of our ability to maintain a leadership position.

And we’re really very excited also about the inroads that we’re making in the tracking of different types of companies to come to the Exchange. It’s only been in the last number of years that we’ve really been a venue for a lot of the emerging growth leading technology, leading companies; in consumer, and in energy, and in healthcare; that historically were not part of the NYSE and now are really a dominant force in terms of the types of companies that are coming to the market.

The marketplace itself, in terms of trading, has evolved tremendously over the last number of years. And what we see is that evolution continuing here in the United States, and the challenge has been really more one of fragmentation and it’s fragmentation across the equity markets. And it places our issues in a position of demanding more information and demanding more services from the Exchange. And our strategy is to continue to provide those services in light of those changes.

As it relates to capital markets, I think there’s just a couple of points that we wanted to make here. We’re really proud that in the first quarter we were the number one exchange globally. But, what I think is equally important to understand is that the number two, the number three, the number four, and the number six exchanges were all those located in Asia. Number seven was Brazil.

And, one of the questions that we frequently get — or one of the arguments has been the US has not been a place anymore for international issuance. And, we actually don’t agree with that. And, we actually see a tremendous amount of volume of our transactions coming from internationally.

But it’s not lost on us that, if you look at China as an example, it’s the second largest economy in the world now. They only have about a thousand public companies and if you compare that to a developed economy like the US, it’s no surprise that over the next 10 years, we would expect to have another 4,000 to 5,000 or more public companies coming in China.

That doesn’t mean that we won’t still have a rapid and growing pipeline of deals coming from that region. And, in fact, last year we had 22 IPOs coming from China. But, it doesn’t mean that every single IPO from any of these regions have to come to the United States anymore. These are well developed now capital markets from around the world, but the US is still maintaining really its position as being an international venue.

For us on the IPO proceeds I think the other thing that we look at is in terms of our US competition. We tend to be doing very well relative to our US competitor here both in terms of attracting US domestic IPOs, but certainly as it relates to international companies as well.

As it relates to the US, we saw in the first quarter, really against a backdrop of a huge economic recovery is a return to the capital markets. We did nearly $15 billion dollars in new issuance activity this first quarter. And some of the largest deals that are coming out are coming back to the market from the private equity landscape whether that was Nielsen, Kenner Morgan, HCA, three of the largest private equity deals to have ever happened, ever; came to market in the first quarter.

And, if you look at the pipeline of transactions that we see over the coming year, they are coming from all corners of the economy, in terms of industries as well as from everywhere around the world.

And that chart on the upper right shows the type of concentration still that we do have from companies that are outside of the United States. And the first quarter is actually a good demonstration of that as well. We had companies from Argentina, from the Netherlands in Europe. We continue to see opportunities from Brazil and in China. And so, we’re really excited that we’re still seeing that type of momentum.

I’m just getting back from trips from China and in Latin America. And, Latin America is another region, for example, which, in the last number of years, have been just to focus on Brazil, but we expect to have IPOs from Argentina, Columbia, Peru, Uruguay, and so it’s really been a Pan Latin American type of opportunity which is great.

We’re also increasingly — and Duncan made this point earlier about our ability to track the next generation of IPOs coming to the market. We had the Facebook of China Renren that came to the market this week. We have LinkedIn that’s coming up. We have Pandora. We have Active Networks.

These are again great technology companies that are coming to the market, but are now finding a home at the NYSE. And we think that’s really been a part of what we think is a expanding value proposition. Of being a better partner globally for companies and all industries that want to take advantage of that global reach.

We talk a lot about transfer limit. It’s probably only relevant to those in the exchange business. But, for us, as it relates to our customers, we certainly get a lot of questions as to who’s coming and going and what is the trend there. And, I think for us, we’re very happy about that trend.

Last year we had 14 companies. Some really great companies like Schwab and Knight Capital Group that came to the market this year. We had IMAX, and, just this last month, we had a company called Success Factors that transferred to our marketplace. And, transferred not only to the NYSE, but announced their intention to list on Euronext market there, as well as, Deutsche Boerse.

And, so, we’re seeing a lot of momentum that’s coming from companies, that again, are looking to find partners that can take them to where they want to compete globally. And, if you’ll look at the last 10 years, that’s certainly been the trend. We’ve had nearly 185 companies that have come to our market are relative to our competitor.

And, we’ve really only had in the history of the NYSE 25 customers going the other way. We compete very aggressively for that business. And we’re really trying to make sure that our customers here know and appreciate that we’re willing to invest in a lot of the services.

We’ve talked a lot about the evolution of the marketplace. And, this is actually pertinent to any exchange that’s competing in the United States. And, it’s not just unique to the NYSE. And we’ve held lots of webcasts and seminars about this. From an IR perspective it’s just a couple of points.

The first point to note is that simply these are really driven by policy changes at the SEC whether that is Reg NMS, Reg ETS, but really designed to create competition in the trading marketplace in the United States. And the benefits of that competition over the last 10 years has been reduced cost of trading, increased liquidity that have come to the market. But, one of the things is, many of our issuers don’t really care that today we can trade in microseconds or in milliseconds.

And the trade-off, quite frankly, of the US equity market structure has been that from an issuer perspective the visibility that our issuers have into who owns their stock, who’s trading their stock. And, from a regulatory perspective, the SEC or other regulators ability to understand and regulate non-transparent marketplaces created a real challenge in the US.

And, when we travel around the world, I’m not really certain that the US is held-up as an example to the rest of the world as the best market structure. And so, in light of that, we’ve really tried to now respond to what we see is our issuers concern about how do we get more visibility in the trading of our stock, which is a good segue into how we look at the services for issuers, which is what this slide is about.

Now, the big point that I want to make, is that this is part of an ongoing strategy. It’s an ongoing strategy that we started a couple of years ago. We expect to continue to invest in this. This is come about as a result of both competition in the US market certainly, as well as, just changes in the industry.

And, so, I think we certainly have a commitment that, as it relates to the types of services and information we’re going to continue to invest very aggressively in that area. And we’ve considered it to be part of the listing proposition that we provide to our issuers. We don’t go back and charge our issuers for additional products and services where it’s core to the listing value proposition, and we’re going to continue to invest very heavily there.

And if you look at the types of services that we’ve rolled out, again, in 2007 we had about five services that we offered to our listed companies; today, we have over 23 and it’s continuing to expand. In fact, just in the last month, we launched both AutEx Data, FactSet institutional information, and so, we continue to expand that.

We also see opportunities to continue to diversify in areas like corporate governance. Where that roll of investor relations, CFO, and the relationship to the board and shareholders has really come into play. And so, we made a small acquisition last year of Corporate Board Member, where we’re now expanding into opportunities like board education.

In terms of strategic partnerships, we continue to be a place where a lot of the service providers in the space want to partner with us really to gain access to our great list of listed companies. And, where it’s appropriate for us, we feel where there’s areas where we don’t want to acquire. We will tend to partner with the leaders in the space to be able to drive those services to our listed companies.

And so, where there’s opportunity we don’t necessarily feel that we want to build it. We’re going to partner with the best in breed. And, you’ve seen us do that with Thomson and Ipreo, Corporate Executive Board, and we’re going to continue to do that going down.

The chart on page 18 here that you’ve got is really what I would call a mosaic. And, I think, the challenge for our issuers is simply that, how is it that we stitched together a picture that is comprised of pixels? And those pixels come from different markets and exchanges where stock is trading. It can be trading activity that might happen in the derivative space, the options space. It might happen internationally.

Things that might drive stock changes include; what might be happening in the blogosphere. It might be happening in the media. And, we’re really trying to stitch together that mosaic that our companies have a much better understanding of what’s happening in the market. And so, you’re going to continue to see us expand that.

We’ve really built everything around our market access center. And so, on the top, the opportunity for our companies to have access to the MAC Desk, many of our companies get the daily report that goes out from Rich Barry. But, we have people that are tracking information across all markets. And, are there to answer questions that our issuers have.

We’re sending out our mid-day and our morning reports that many of our companies enjoy now. NYSE Connect is a product that we launched actually just a few years ago. Which started out as our strategy around the social community. And now, it’s really going to be the core of all of our platform going forward. We have thousands of our issuers now that are up on NYSE Connect. And, if you’re a current NYSE Net user, we are in a transition where we’re going to be migrating all of our services into Connect.

But, we’ll give an opportunity to have access to all of our training. All of our webinars, our community of listed companies and executives, and all of the information and resources that we have.

We’ve also spent a lot of time thinking about the type of information that our companies want to receive from us that may not come from a phone call. And so, we’ve built out the NYSE MAC alerts which gives the opportunity for our customers to be able to indicate the types of information that they want to receive electronically.

And so, if you’re not a user of those services, make sure you reach out to your client service representative to get those. And, you’re going to continue to see us on the bottom around areas around executive education on the board member side, policy insights; whether those be economic or political, and holding investor conferences. Those are areas that we’re going to continue to invest on — either through the service providers or providing those products on our own.

One of the last areas has really been advocacy. And this comes down to really a change in the political landscape here in the United States, but is also what we view as one of the value propositions that we can provide to our corporate issuers. And, that is really around how is it that we can advocate on behalf of our community.

Our community represents over 2,000 companies here in the United States. Of course, we have an equal amount that are listed in our Euronext market. In the US alone, it’s nearly 35 million to 40 million employees. And so, when we go to policy makers in the DC we really represent both the capital markets, as well as that community of issuers and employees.

And so, you’ve seen us take up positions particularly on corporate governance. Certainly, as it relates to market structure and regulatory changes coming out from Dodd-Frank — that’s clearly a natural area for us. But we’ve been able to take a position on tax reform; both corporate tax reform, international tax reform. Financial literacy continues to be an area where we intend to put a lot of resources behind.

And so, increasingly we have issuers that are coming to us; not really wanting to be the poster child for a particular issue, but wants the NYSE to represent that on behalf of the industry. We do that in a non-politicized way. But, essentially representing that community of issuers. And, that’s going to continue to be an area where we get a lot of focus.

Just real quickly, a couple of case studies. And, this is really where we try and highlight the types of things that we’re doing. We had a company, Knight Capital, for those that aren’t familiar with them. They transferred to our market last year. One of the biggest liquidity providers around the world. But when they transferred to our marketplace they list it here, as well as our platform on Euronext.

There are a number of actually 12 companies that have done that in the last year, both listed companies as well as transfers. And we provided to them a global platform as they sought to expand their business in Europe.

When GM came back to the market, GM partnered with the NYSE. It was an opportunity for us to actually highlight a great return to the market. But the types of things that we are involved with, and continuing involved with, with a company with a global breadth of GM, is really something that we’re really trying to enhance.

And that is, how is it we can take even a great brand like GM, and enhance their presence whether it be through the media, through policy makers or through the business relationships that we have in places like Brazil and China and Europe, to be able to help them in their business.

The last, is even a company like Pepsi and — Pepsi this was a great opportunity for us to partner with them in a socially responsible area. Where we helped them to launch their Refresh Project. And, so, these are just a couple of examples of the types of things that we like to do with both our listed companies, as well as prospects. And many of you have partnered with us in lots of those opportunities, so I encourage you to find different opportunities for us to expand the value of that partnership.

So, I guess in wrap from us, on this issuer side, I think we see the combination that we’ve got now is really creating a global exchange that’s going to give us more opportunity to give exposure — both global markets and products and exposure to issuers around the world.

QUESTION AND ANSWER

Duncan Niederauer - NYSE Euronext - CEO

All right. I’ll pick it up from there. And, so, shifting to the Q&A session then — it’s interesting where we just finished. The first question from one of you is, why is global exchange consolidation better than domestic consolidation from the issuers point of view?

And, I think, what I would say is our industry is no different than most of the industries that all of you are in. The Capital Markets business is an international business. The merger with Euronext, a few years ago, already gave us an opportunity to extend our brand and our reach internationally. And, I think the next step we’re taking here now with DB is just the next natural progression of that.

As I said on the earlier slide, to end up with a company that is as diversified as will be with roughly a third of its revenue in the US and two-thirds outside of the US, and I think, really positioning us to invite the emerging part of the world to join what we think will be the world leading capital markets company, it’s nothing that should sound that surprising to anybody. It’s very, very similar to what other companies and other industries would be doing.

And, if we’re going to be a value added service provider for you, that’s going to extend far outside of the borders of the United States. So, I think that’s — I don’t know if you have a different view on that or an additional view on that, but that seems to me to be the primary reason. We should be a better service provider going forward.

Scott Cutler - NYSE Euronext - Senior Vice-President

Yes, and, I think, if you look at the types of companies that have already decided to partner with us there it’s really about giving them further access globally.

Duncan Niederauer - NYSE Euronext - CEO

Right.

Scott Cutler - NYSE Euronext - Senior Vice-President

The next question is probably in my camp, and this is, will anything change in terms of listing fees or standards for NYSE listed companies post-merger? The answer to that is no. We don’t have any intention of increasing our fees. We haven’t really had a fee increase now for at least nine years, and we don’t intend to do that.

I do think that we do continue to invest in services. And, actually, in this last week you may have noticed that we actually filed something with the SEC to have total transparency in terms of the types of services that we provide to our companies.

We have tiered our services, and certainly, at the higher end of our companies there are lots of opportunities for our companies to receive the entire platform. And, in certain areas, we provided opportunities to partner through Thomson or Ipreo principally on the surveillance side, and so, we’ve done a lot there.

As it relates to the standards side, we don’t expect the corporate governance standards to change really all that much. Most of that change actually happened post-Enron crisis and the last prior crisis, which more resulted in harmonization. We still see more harmonization with international standards like IFRS, for example, many of our foreign issuers can now come to the United States using IFRS as a standard.

And as it relates to our own listing standards, in fact, we’ve become broader in terms of the types of companies that can now list on the NYSE, where, again, four or five years ago there was less than a quarter of the marketplace that could go public, could qualify the NYSE. We’re now competing for a much broader swath of the companies that are coming to the marketplace. So, we’ve done a lot more to be more inclusive in terms of companies coming to the market.

Duncan Niederauer - NYSE Euronext - CEO

Great. You want to take the next one too?

Scott Cutler - NYSE Euronext - Senior Vice-President

This one is probably yours. I’ll ask the question —

Duncan Niederauer - NYSE Euronext - CEO

Okay, you ask the question —

Scott Cutler - NYSE Euronext - Senior Vice-President

It’ll be more like an interview —

Duncan Niederauer - NYSE Euronext - CEO

There you go.

Scott Cutler - NYSE Euronext - Senior Vice-President

Have you heard the governance argument that you should meet with the other side, and, at least hear them out? Why do you not see this as useful?

Duncan Niederauer - NYSE Euronext - CEO

Okay, that’s a question we’re obviously getting from a lot of folks, and, from the media. So, I can speak on behalf of our Board for this one, since it’s obviously their decision. I think from our point-of-view we announce a merger in the middle of February.

Six weeks later we get a counter proposal that is, one hand inconsistent with the strategy. B, it’s not a merger, it’s a break-up of the company, which was, I think, inconsistent with the Board’s viewpoint. And, I think, the Board’s view is, it was very conditional. It was a very unclear that it was actionable.

So, the Board would never say never, but we haven’t really been presented with anything that, I think, the Board would’ve concluded to date. That would’ve made sense to take our eye off the ball from the merger that we’re trying to consummate.

So, that’s been the Board’s view to-date, and we’ll see where it goes from here. As I said in my remarks, the shareholder vote is about eight weeks out, and we’re out on the road listening to our shareholders and finding out what they need, what they want, what their feelings are, and obviously we’re here to drive shareholder value.

Scott Cutler - NYSE Euronext - Senior Vice-President

I think one of the things from a listed company’s standpoint, and certainly one of the things that we’re very focused on, is that we actually believe that competition, at least here in the US, has been good for issuers. It’s resulted in increased amount of services. A lot more partnership from exchanges on both sides, quite frankly. The benefits to issuers in terms of visibility and brand —

Duncan Niederauer - NYSE Euronext - CEO

And healthy competition I would say —

Scott Cutler - NYSE Euronext - Senior Vice-President

It’s been healthy competition in the US. So, we’ve been very supportive about that. And so, one of the things obviously that’s concerned us about other alternatives has been, what is going to be the focus of that for issuers going forward. And that’s certainly been the response that we’ve received from our listed companies.

Next question. Moving to a different topic — you travel and meet with CEO’s from around the country and globe, can you share with us what you are hearing about the economy and overall confidence?

Duncan Niederauer - NYSE Euronext - CEO

I think we can both probably take a shot at that — right — because, Scott and I travel all over the world and have a privileged position where we do get to meet with a lot of C suite executives and share their views from all different industries, all different jurisdictions.

I would say that probably with the foundation of the capital markets globally being as strong as it’s been for most of ‘10 and into early ‘11 — and, remember, that’s in spite of some of the social unrest and some economic unrest and concerns about commodity prices in certain parts of the world. I would say confidence is not quite exuberant, but certainly a heck of a lot better than it was a couple of years ago.

People who are invested internationally see tremendous opportunities in the emerging markets. I think they view a lot of the growth in those markets as absolutely sustainable. We’re seeing our best companies increasingly trying to exploit those opportunities. I would say shifting to the US a little bit — and then, I’ll turn it over to you, because you’ve just been to Latin America and China.

The US, it’s definitely improving. It does feel like it still depends on where you are in the US. I was just out in California for three days, and it is — the business — the heartbeat of the business out there is definitely very strong. I was in Texas two weeks ago, equally strong there. Pockets of the East Coast are feeling stronger and stronger, and, I think, you’re seeing consumer confidence go up, and certainly corporations are delivering the earnings. So, I’m starting to feel like CEO’s are feeling a lot better about the opportunities and the strength of the global economy.

I don’t know if that was consistent with your take —

Scott Cutler - NYSE Euronext - Senior Vice-President

Yes. I guess the one thing that I add is that we recently surveyed, as you know, the CEOs of our listed companies. And we actually used this survey to go back to Washington, DC. In fact, we held a job summit down in DC that many of you participated in last month. But, the results of that survey were actually, I thought, pretty positive.

71% of the CEO’s out there were hiring this year over last year. One of the things that was surprising was that two-thirds of that hiring — different than what a lot of people are talking about, but two-thirds of that hiring is happening in the United States which we felt as though was very positive.

And I think, though, while that’s true, many of our CEO’s felt as though there are certain regulatory things that could change. Like tax policies for one that could make it more conducive to invest here in the United States. Globally, certainly the emerging market opportunity is real. There’s a tremendous amount of activity that we see happening in Latin America and in India and in China. And certainly, what’s interesting is that most companies that have a global growth strategy are already participating in that growth even though they may be domiciled in the US.

Duncan Niederauer - NYSE Euronext - CEO

And, I think — just to add one more thing. I think the point you made earlier, even just a year or two ago when you and I were traveling, the Latin American story was a Brazil story. And now, it’s a much broader story down there. I mean, as you referenced, it’s Argentina, it’s Columbia, it’s Peru, it’s Chili — it’s not just a Brazil story anymore. And you’re starting to feel the same thing in Asia, I think, it’s not just the China story.

Scott Cutler - NYSE Euronext - Senior Vice-President

Yes. Right, yes.

Duncan Niederauer - NYSE Euronext - CEO

Yes, so —.

Scott Cutler - NYSE Euronext - Senior Vice-President

So, tomorrow’s the anniversary of May 6th and the so called flash crash. What has changed in the market, and what do you think still needs to be done to avoid a repeat? I talked a little bit about that, but what do you think?

Duncan Niederauer - NYSE Euronext - CEO

Yes, call me superstitious, but I’m going to be traveling tomorrow seeing clients. So, if it happens again tomorrow I’m not going to be here. But, I think, there’s good news and bad new here. Right? I think on one hand we were very proud of how our market behaved on May 6th.

The fact that we cancelled no trades here at the NYSE I think is something to be proud of. I think, what we were hoping is, people would come out of that saying, it’s okay to take the plane off auto pilot. We don’t always have to work at hyper speed. We owe it to the issuers. We owe it to investors that slowing things down in moments of abhorrent volatility is the right thing to do.

But, I think, some of the electronic venues had a tough time just coming to grips with that. But, I think, it’s like a lot of things in life. So, the bad news is, we definitely had some momentum to make some changes in the wake of May 6th.

A lot of the calls that the regulators were getting from Capital Hill were focused on this and, have you fixed it, and are you going to do anything? And, there was a lot of very constructive dialog. And then, it feels to me that with the markets having rallied, less pressure on the regulators to do anything, and tremendous pressure being brought to bear on them around the Dodd-Frank regulations.

It just feels like it just — things that would put us in a situation where we could tell all of you with confidence it can’t happen again aren’t quite at the top of the regulators pile right now is what I feel. And, I think they do know what to do. I think there was general agreement on what to do. And, I would imagine, you’ll see more talk of circuit breakers, speed bumps, market maker obligations, et cetera.

Frankly, you shouldn’t expect much to change here at the NYSE, because we think a lot of those are already embedded in our market model. But, I think, hopefully you could see some changes elsewhere when those speed bumps are hit. You won’t see that sort of domino affect where the markets with less liquidity will be trading your stocks. It will still a little more focused here, and I think that will hopefully absorb the volatility.

So, I think, the regulators are very conscious of it. I think they’re ready to take action. I think other things have sort of taken over their priorities, because Dodd-Frank is what they’re being asked about mostly down there now. Right?

Scott Cutler - NYSE Euronext - Senior Vice-President

Yes, and I think the only thing that gives me concern is — we actually had an issue just —

Duncan Niederauer - NYSE Euronext - CEO

A couple of days ago —

Scott Cutler - NYSE Euronext - Senior Vice-President

Two days ago —

Duncan Niederauer - NYSE Euronext - CEO

Yes.

Scott Cutler - NYSE Euronext - Senior Vice-President

Where we had 26 stocks that saw aftermarket activity of trading in their stocks — not happening at the NYSE on other electronic markets. One example of a stock that was trading in the mid-80’s, and, then had trades executed on other venues that were at $179 —

Duncan Niederauer - NYSE Euronext - CEO

After hours, right?

Scott Cutler - NYSE Euronext - Senior Vice-President

After hours. And, so, those trades had to be cancelled. But, again, it just points to this notion that fragmentation in the market has resulted in these challenges where — and, I don’t think it’s a great policy perspective that you have to go back and look at, okay, let’s just cancel those trades. But, for a short period of time when that happens in the market it can result in a lot of dislocation.

And, I think, that’s been our point with the SEC and with other regulators is that, we haven’t quite solved this yet. And, fragmentation is here to stay. We can be happy about our performance on the NYSE, but we still have a lot of our listed companies that are dealing with that —

Duncan Niederauer - NYSE Euronext - CEO

Right.

Scott Cutler - NYSE Euronext - Senior Vice-President

Challenge. So, I don’t think we’re fixed there —

Duncan Niederauer - NYSE Euronext - CEO

We’re not out of the woods yet.

Scott Cutler - NYSE Euronext - Senior Vice-President

Should your deal not happen? Talk about your prospects. Should you remain a standalone company?

Duncan Niederauer - NYSE Euronext - CEO

The message we shared with our shareholders last week at our annual meeting was, the standalone strategy has been working. It’s been evidenced by our earnings momentum. Our total shareholder return the last two years has been terrific. You can see all the businesses growing.

We do believe, I must say, a little inconsistent, maybe, with some of our competition that there is a case to be made to run a true capital markets company that’s global, that’s diversified, that’s an integrated services provider. We don’t think it’s a great idea, or the only choice is to be focused on one asset class or one region.

So, we were pretty happy with the standalone case. And, what we were discussing with our Board the last year, is, if we saw an opportunity to accelerate that standalone strategy and find a transaction that we thought was friendly, actionable and complementary, we thought it was better — especially in the industry we’re in, where we know it’s a consolidating industry, we know it’s about scale — we thought if we could find a transaction that had those characteristics, we were better to be proactive rather than reactive.

So, we decided in the fall to try to see if we could get a friendly merger done with Deutsche Boerse. The CEO has been someone I’ve known for a long time. We had talked about this potentially being a good idea before. And, both of us thought the moment was right, and we were able to consummate a deal in a matter of 12 to 15 weeks.

So, we’re excited about that prospect. If the shareholders decide they don’t think it’s that exciting a prospect, our view is, the standalone strategy is working, it has been working. We don’t think it’s going to be too challenging to operate in a standalone way, but at the same time you wouldn’t want to miss the opportunity to do a game changing merger either. So, that’s been the strategy to-date.

Scott Cutler - NYSE Euronext - Senior Vice-President

Okay. Well, it looks like we have no further questions. We would encourage each of you though to the extent if you’ve got questions for any one of certainly call us, email us, we will respond. We appreciate your feedback. We appreciate your support. And, we hope that we continue to be a great partner of yours going forward. So, thank you, for tuning in.

Duncan Niederauer - NYSE Euronext - CEO

Yes, thanks a lot.